Exhibit 99.1

MFIC Corporation Announces Appointment of New Directors

NEWTON, Mass. -- Nov. 15, 2005 -- MFIC Corporation (OTCBB: MFIC)(“MFIC”) announced today that Eric G. Walters and George Uveges have been appointed to MFIC’s Board of Directors.  Mr. Walters will serve as the Chairman of the Audit Committee of the Board, with Mr. Uveges also joining that committee.  Both Mr. Walters and Mr. Uveges qualify as financial experts as defined under Section 407 of the Sarbanes-Oxley Act.  Edward T. Paslawski is stepping down from the Audit Committee Chair position and will exit MFIC’s Board after year end.

“We are very pleased to have these talented and experienced professionals join our Board.  Both bring significant financial and accounting expertise and executive level public company experience to our organization, while expanding and strengthening the Board’s Audit Committee.  We believe that they will make an important contribution to corporate governance and the business,” commented Irwin Gruverman, Chairman and CEO.

About Eric Walters

Vice President and Chief Financial Officer at CardioTech International, Inc.

Eric joined CardioTech in early October of this year and leads all financial activity of the public company and its subsidiaries.  CardioTech is engaged in the development and manufacture of small bore vascular grafts or synthetic blood vessels for the surgical treatment of coronary artery disease.  Mr. Walters assisted in the spin off of CardioTech from PolyMedica Corporation in 1996.  Prior to joining CardioTech, Mr. Walters served as Vice President and Chief Financial Officer at Konarka Technologies, Inc., a developer of light-activated plastic (photovoltaic) material that is flexible, lightweight, lower in cost and much more versatile in application than traditional silicon-based solar cells, where he was instrumental in the management team that raised $5 million in venture funding.  Prior to joining Konarka, Mr. Walters served in various capacities at PolyMedica Corporation during a 13 year period, including Executive Vice President and Chief Financial Officer.  During his tenure PolyMedica grew from a start-up with $1 Million in R&D based sales to $350 Million in sales as market driven provider of healthcare products and related services, primarily to seniors in the United States.  Mr. Walters was instrumental in implementing the growth strategy, public offerings and subsequent acquisitions.  Mr. Walters has served as Assistant Treasurer for John Hancock Capital Growth Management, Inc. and as Controller for Venture Founders of Lexington, Mass., a start-up and early stage venture capital fund.  Mr. Walters was an Audit Supervisor at Coopers & Lybrand from 1979-1983, where his client base included early stage and publicly-held companies.  Prior to that, Mr. Walters was an Accounting Manager at Temple Barker & Sloane, Inc., a management consulting firm subsequently acquired by Marsh & McLennan.

Mr. Walters is a native New Englander and received his BA in Political Science/International Relations from Colgate University in 1974 and his Certificate in Accounting from Bentley College in 1978.  Mr. Walters, a CPA, is a Member, American Institute of Certified Public Accountants, a Fellow of the Massachusetts Society of Certified Public Accountants, and a Member in Financial Executives International.  Mr. Walters resides in Concord, Massachusetts.

About George Uveges

George Uveges is the founder and principal in the Tallwood Group, an angel investing firm that provides financial and management advisory services in addition to investment capital. From 2001 to 2004, Mr. Uveges served as the President and Chief Executive Officer of TranXenoGen, Inc., a development-stage, publicly-held Biotech company focused on developing new methods for manufacturing therapeutic proteins and a portfolio of products, including generics, a cancer treatment and antibodies.  He was also a Director of that company from 2001 to 2005.  Immediately prior to joining TranXenoGen, Mr Uveges was, from 2000 to 2001, the Chief Operating Officer at BioSource International, Inc., a publicly-held company engaged in developing a broad-based offering of life science tools and providing leading-edge solutions in the area of functional genomics, proteomics and advanced drug discovery.  Prior to joining BioSource, Mr. Uveges was, from 1997 to 2000, the Senior Vice President and Chief Financial Officer at NEN Life Sciences, a leading global provider of value-added research products, proprietary technologies and services for the life science industry.  Mr. Uveges’ duties included assisting Genstar Capital LLC in the acquisition of NEN from DuPont and, thereafter, managing NEN’s finance, treasury, legal, and information technology functions.  From 1996 to 1997, Mr. Uveges was the Chief Financial Officer and Vice President of Administration at Gelman Sciences, Inc., a publicly held firm which was a leading producer of filtration products and medical devices used in life science research labs and in the high-technology process and healthcare industries.  From 1991 through 1996, Mr. Uveges was the Chief Financial Officer, Treasurer and Vice President of Administration at G.I. Plastek, an Ohio based contract manufacturer servicing Fortune 500 companies.  From 1985 to 1991, Mr. Uveges was the Corporate Controller, Treasurer, and Chief Accounting Officer at Invacare Corporation, a publicly held international manufacturer and distributor of durable medical equipment.  From 1972 to 1985, Mr. Uveges was a CPA with Ernst & Young.

Mr. Uveges received his BBA from Cleveland State University in 1970.  He received his MBA from Baldwin-Wallace College in 1978.  Mr. Uveges is a member of American Institute of Certified Public Accountants, Financial Executives International and the National Association of Corporate Directors.  Mr. Uveges resides in Wayland, Massachusetts.

MFIC CORPORATION

MFIC Corporation, through its Microfluidics Division, provides patented and proprietary high performance Microfluidizer(R) materials processing equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries.  MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid structures available, and has provided manufacturing systems for nanoparticle products for more than 15 years.  The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production.  More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

CONTACT:

MFIC Corporation

Irwin Gruverman, CEO & Chairman

Robert P. Bruno, President & COO

Jack M. Swig, Investor Relations

617-969-5452

Fax: 617-965-1213

info@mfics.com

www.mficcorp.com